UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2011

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16333 Phoebe, La Mirada, CA	90638
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01                  Entry into a Material Definitive Agreement

On March 22, 2011, BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”), which had been previously extended, pursuant to which Mr. Dargan served as the Company’s Chief Financial Officer for a period of two years, through January 31, 2011. The Engagement Extension Agreement dated as of March 22, 2011 (the “Extension”) provides for an additional one-year term effective February 1, 2011 (the “Extended Term”). During the Extended Term, Mr. Dargan will continue to receive a fee of $4,000 per month, which amount will be increased to $8,000 in months during which the Company files its periodic quarterly and annual financial reports with the Securities and Exchange Commission.

In addition to the cash compensation specified above, Mr. Dargan will be issued an option (the “Option”) to purchase 120,000 shares of the Company’s common stock, pursuant to the Company’s 2007 Equity Incentive Plan. The Option shall vest over a period of 12 months, with 10,000 shares vesting upon execution of the Extension, and an additional 10,000 shares vesting each month thereafter, so long as the Engagement Agreement is in full force and effect. The Option shall be exercisable at a per share price equal to the closing price of the Company’s common stock on the date of the Extension, and shall expire March 22, 2021.

Mr. Dargan will continue to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer. All other provisions of the Engagement Agreement not expressly amended pursuant to the Extension remain the same, including provisions regarding indemnification and arbitration of disputes.

Item 4.01                  Changes in Registrant’s Certifying Accountant.

Jeffrey S. Gilbert was previously the principal accountant for the Company. On March 21, 2011, Jeffrey S. Gilbert resigned as the Company’s principal accountant, and Haskell & White LLP was engaged as principal accountants to audit the accounts of the Company for the year ended December 31, 2010. The decision to change accountants was approved by the Registrant’s Audit Committee.

During the fiscal years ended December 31, 2008 and 2009 and through the date of this Report, there were no disagreements with Jeffrey S. Gilbert on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement, if not resolved to the satisfaction of Jeffrey S. Gilbert, would have caused him to make reference to the matter of such disagreement in connection with this Report. The accountant’s report for the fiscal years ended December 31, 2008 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. However, the accountant’s report for the fiscal years ended December 31, 2008 and 2009 contained an explanatory paragraph noting the Company’s limited liquid resources, recurring losses, negative cash flow from operations, and the need to raise capital to fund corporate maintenance and to implement its business plan, which matters raise substantial doubt about its ability to continue as a going concern.

During the Company’s two most recent fiscal years and through the date of this Report, the Company has had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On March 22, 2011, the Company provided Jeffrey S. Gilbert with a copy of the disclosures it is making in response to item 304(a) of the Securities Act. The Company requested that Jeffrey S. Gilbert furnish it with a letter addressed to the Securities and Exchange Commission stating whether he agrees with the above statements, and if not, stating the respects in which he does not agree. A copy of that letter is filed as Exhibit 16.1 to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011, the Company’s Compensation Committee issued options pursuant to the Company’s 2007 Equity Incentive Plan and restricted stock awards to certain employees and officers, outside consultants and professionals who had provided services to the Company during 2010, consistent with management’s recommendations to the committee.

In total, options to purchase an aggregate 765,000 shares of the Company’s common stock were issued, at an exercise price of $0.41 per share, which was the closing price of the Company’s common stock on the date of grant. Of the options issued, an option to purchase 200,000 shares was issued to Joseph L. Provenzano, the Company’s Secretary and Vice President of Operations. The options issued expire ten years from the date of grant, and vest immediately. The Compensation Committee also issued restricted stock awards of 200,000 common shares to each of the Company’s president, Dennis P. Calvert, and its Chief Technology Officer, Kenneth R. Code. These shares were issued subject to a restriction from sale until the Company undergoes a change in control or sale of substantially all of its assets.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

†10.1	Engagement Extension Agreement dated March 22, 2011 between BioLargo, Inc. and Charles K. Dargan, II.
16.1	Letter from Jeffrey A. Gilbert dated March 23, 2011
†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2011	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer